CONFIDENTIAL TREATMENT REQUESTED - REDACTED COPY

Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into on February 25, 2021 by and between Evan G. Dick, PhD (“Consultant”), and Context Therapeutics LLC, a Delaware limited liability company (“Company”).

BACKGROUND

Company and Consultant desire to enter into this Agreement whereby the Consultant shall perform certain services for the Company, as more specifically set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. Services to be Performed by Consultant.

(a) During the term of this Agreement, Consultant shall perform for the Company such services as are agreed to in writing by and between the parties and which shall be described and attached as Exhibit A, which is incorporated to and part of this Agreement (the “Services”).

(b) Consultant shall perform all services and duties contemplated hereunder pursuant to any time schedule for such services and in such form as set forth on Exhibit A or as otherwise agreed to by the parties. Consultant shall make every effort to schedule his hours of service to the Company consistently with the needs of the Company so as to be coordinated with other scheduling obligations of the parties.

(c) Consultant shall comply with all laws and regulations applicable to providing the Services and Consultant shall pay for all licenses, permits and approvals necessary for Consultant to provide the Services.

2. Compensation.

(a) Compensation for Services. As compensation for Consultant’s performance of the Services, the Company shall pay Consultant as set forth on Exhibit A within thirty days after the Company’s receipt from Consultant of appropriate documentation.

(b) Out-of-Pocket Expenses. Company shall reimburse Consultant for all of Consultant’s reasonable out-of-pocket travel and meal expenses reasonably incurred by Consultant with respect to the Services within thirty (30) days after the Company’s receipt of appropriate documentation from Consultant of such expenses.

(c) Invoicing. Consultant shall send the Company monthly invoices for all amounts payable under this Agreement. Each invoice submitted by Consultant shall be accompanied by any documentation that the Company may reasonably request, including receipts for out-of-pocket expenses. Each such invoice shall specify (i) the time period covered by the invoice, (i) describe in reasonable detail the Services or expenses for which payment is sought, and (iii) such other detail as may be reasonably requested by the Company.

Certain identified information has been omitted from this exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been omitted.

3. Independent Contractor Status.

(a) Independence. Consultant shall have no authority to contract for or obligate the Company in any way. In performance of his obligations, it is understood that Consultant shall be, at all times and for all purposes, acting and performing as an independent contractor and not as an employee, agent or servant of the Company. Nothing in this Agreement shall be construed to create a joint venture, partnership, association, or other affiliation or like relationship between the parties, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement. Each party shall comply with and be solely responsible for his or its own compliance with all pertinent laws and regulations governing the activities performed by them. Consultant is retained by the Company only for the purposes and to the extent set forth in this Agreement and Consultant’s relation to the Company shall, during the period of this Agreement, be one of total independence, except as limited by this Agreement, and Consultant, subject to Section 6, shall be free to dispose of such portion of his entire time, energy, and skill during regular business hours as he is not obligated to devote hereunder to the Company, in such manner as it sees fit to such persons, firms, corporations, and other entities as it deems advisable.

(b) Federal, State and Local Taxes. Consultant agrees that it shall be responsible for the payment of all taxes, estimated or otherwise, federal, state, and local, and pay such taxes when due during the years of this Agreement. The parties agree that the Company will file information returns with all appropriate government agencies detailing the total consideration paid to Consultant during each year that services are performed under this Agreement. To this end, Consultant shall provide the Company with its taxpayer identification number and mailing address. Company will provide a copy to Consultant of any such information as may be required by applicable statutes or regulations. The parties agree that if any law should be enacted to require source withholding of estimated income tax liabilities from payments to independent consultants, Consultant will execute any forms needed to implement such withholding and the Company will be permitted to withhold such funds from any payments due to Consultant as consideration under this Agreement for purposes of paying the appropriate governmental agency.

4. Work Product. As used in this Agreement, “Work Product” shall mean any designs, drawings, specifications, documentation, computer software, reports, testing procedures, inventions, discoveries and other items made or conceived by Consultant in providing the Services. Each Work Product shall be a “work made for hire” within the meaning of the copyright laws of the United States and any similar laws of any other jurisdiction. To the extent that a Work Product does not qualify as a “work made for hire” or that Consultant otherwise has rights in any Work Product notwithstanding the foregoing, Consultant hereby irrevocably assigns to the Company and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to the Work Product, including all patent, copyright, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereafter in effect.

5. Confidentiality.

(a) Confidential Information. For the purposes of this Agreement, the term “Confidential Information” means any Company information known to Consultant as a result of Consultant’s duties hereunder or that is disclosed by the Company to Consultant in any manner and all tangible embodiments of such information. Confidential Information shall not include any information that (i) is or becomes publicly known through no fault of Consultant; (ii) is developed independently by Consultant; or (iii) is rightfully obtained by Consultant from a third party who does not owe Company a duty to preserve its confidentiality.

(b) Permitted Purposes. “Permitted Purpose” means the purpose for which the Company disclosed particular Confidential Information to Consultant. Consultant shall use Confidential Information solely for Permitted Purposes.

(c) Nondisclosure Obligation. From the time that Confidentiality Information became known to Consultant or is disclosed to Consultant until the time that such Confidential Information becomes publicly known through no fault of Consultant, Consultant shall not disclose Confidential Information to any person other than those who are subject to a nondisclosure obligation comparable in scope to this Agreement and who have a need to know such Confidential Information for a Permitted Purpose. Notwithstanding anything to the contrary herein, Consultant may disclose Confidential Information to the extent required by a court or other governmental authority.

6. Term of Agreement. This agreement shall become effective on the date hereof and remain in effect for the period specified on Exhibit A unless terminated sooner pursuant to Section 7.

7. Termination of the Agreement.

(a) By Notice. This Agreement may be terminated by either party for any reason whatsoever upon at least thirty (30) days prior written notice to the other party.

(b) By Company With Cause. This Agreement may be terminated immediately by the Company upon written notice for cause. Cause under this Section 7(b) is defined as Consultant breaching any clause of this Agreement or failure to perform Consultant’s obligations under this Agreement.

(c) By Consultant With Cause. This Agreement may be terminated immediately by Consultant upon written notice for cause. Cause under this Section 7(c) is defined as the Company breaching any clause of this Agreement or failure to perform the Company’ s obligations under this Agreement.

(d) Effect of Termination. Upon expiration or termination of this Agreement, neither party shall have any further obligations hereunder; provided, however, that Sections 4, 5, 8 and 10 shall survive any termination of this Agreement.

8. Disclaimer of Warranties; Limitation of Liabilities.

(a) EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER COMPANY NOR CONSULTANT MAKES ANY WARRANTIES TO THE OTHER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

(b) EXCEPT FOR EITHER PARTY’S WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOST OPPORTUNITY, LOST SAVINGS OR LOSS OF GOODWILL) SUFFERED OR INCURRED IN CONNECTION WITH OBSERVATION, PERFORMANCE, NON-OBSERVATION OR NON-PERFORMANCE UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) THE ENTIRE LIABILITY OF CONSULTANT TO THE COMPANY ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT OR WORK ORDER, HOWEVER CAUSED, REGARDLESS OF THE FORM OF ACTION AND ON ANY THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED IN THE AGGREGATE THE AMOUNT ACTUALLY PAID OR PAYABLE BY THE COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE AFFECTED SERVICES.

9. No Assignment, Subcontract or Delegation. This agreement shall not be assigned, subcontracted, or delegated by Consultant without written consent of the Company.

10. General Provisions.

(a) Further Assurances. Each party shall, at the request of the other party, take all action necessary, and shall execute and deliver to the requesting party such further instruments and take such other actions, as the requesting party may reasonably request, in order to carry out more effectively the arrangements contemplated by this Agreement.

(b) Governing Law. This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania.

(c) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect and the Agreement shall be construed in all respects as though such invalid or unenforceable provision were omitted.

(d) Amendment. This Agreement may only be changed by written consent of both parties.

(e) Successors. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon the successors of Company and the heirs and legal representatives of Consultant.

(f) Headings. Headings used in this Agreement are solely for the convenience of the parties and shall be given no effect in the construction or interpretation of this Agreement.

(g) Waiver. No waiver of any breach shall be valid or binding unless approved in writing by the non-breaching party. Forbearance or indulgence by the non-breaching party shall not constitute a waiver of the covenant or condition to be performed by the breaching party or of any remedy available to the non-breaching party. No waiver of any breach of this Agreement shall constitute or be deemed a waiver of any other or subsequent breach.

(h) Changes in Law. In the event there are changes to or clarifications of federal, state or local statutes, regulations, or rules which would materially affect the operation of Company, the parties agree to examine this Agreement and to renegotiate any applicable provisions to accommodate the changes in law.

(i) Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute only one Agreement.

(j) Notice. Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered in person, by courier, or by registered, certified mail or when sent by telecopier (with receipt confirmed). Such notice or communication shall be addressed as follows:

If to Company, to:

Context Therapeutics LLC

3675 Market St, Ste 200

Philadelphia, PA 19104

Attention: Martin Lehr, CEO

[***]

If to the Consultant, to:

Evan G. Dick, PhD

[***]

[***]

[***]

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(k) Complete Agreement. This Agreement constitutes the complete understanding of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other statement or promise relating to the subject matter of this Agreement which is not contained herein, shall be valid or binding.

[signature page follows]

IN WITNESS WHEREOF, the parties sign and execute this Consulting Agreement intending to be legally bound on the date set forth above.

CONTEXT THERAPEUTICS LLC

By:	/s/ Martin Lehr
Name:	Martin Lehr
Title:	CEO

CONSULTANT

By:	/s/ Evan G. Dick, PhD
Name:	Evan G. Dick, PhD

EXHIBIT A

Description of Services

1.	Scope of the Services.

Consultant shall provide research and development, and related advisory services.

2.	Schedule of Services.

Services will be billed on an hourly basis at a rate of $250 per hour (“Hourly Retainer”). Services capped at 80 hours per month but may be amended based upon mutual written consent.

Upon a financing resulting in gross proceeds of not less than $10,000,000, Consultant’s Hourly Retainer shall be converted automatically to a monthly retainer wherein services will be billed monthly at a rate of $20,000 per month.

Effective as of the Effective Date, Consultant shall receive a restricted unit award (the “Restricted Units”) of 300,581 Units that will represent 1.0% of the Company’s fully diluted capitalization. The Restricted Units will vest in substantially equal installments of 1/24 on the last day of each of the 24 months immediately following the Effective Date, subject to Consultant’s continuous service to the Company through each such date. The Restricted Units will be subject to the terms and conditions of the Company’s Limited Liability Company Agreement (as amended from time to time), and the form of restricted unit agreement between Consultant and the Company attached hereto as Exhibit B.

3.	Type of Service.

Review background information and documents and provide research and development services and advice.

4.	Term of Agreement.

This Agreement shall become effective as of the Effective Date of this Agreement and continue until terminated by either of the parties hereto.